CONTRACT SCHEDULE

INDIVIDUAL RETIREMENT ANNUITY (IRA) AND SIMPLIFIED EMPLOYEE PENSION (SEP) PLAN

The Fixed Account Minimum Guaranteed Interest Rate is as follows:

The Company guarantees that interest will be credited at an annual effective yield that is at least equal to [1.50%].

In addition, the Company guarantees a minimum average annual effective yield over time. The minimum average annual effective yield credited to amounts allocated to the Fixed Account (deposits) will vary according to the number of years (deposit years) such amounts remain in the Fixed Account, as determined by the table below. Amounts withdrawn or transferred from the Fixed Account shall be assessed against deposits on a last- in / first-out basis.

Deposit Years Completed	Minimum Average Annual Effective Yield

[Less than 5	[1.50%
5 or more but less than 10	2.00%
10 or more but less than 25	2.50%
25 or more]	3.00%]

The Guaranteed Accumulation Account Minimum Guaranteed Interest Rate is as follows:

The Company guarantees that interest will be credited at an annual effective yield that is at least equal to an annual effective yield in accordance with the table below:

Guaranteed Term Period of Time	Minimum Annual Effective Yield

[Up to and including 3 years	[0.30%
Greater than 3 years up to and including 10 years]	1.80%]

The Fixed Annuity Minimum Guaranteed Interest Rate

The Company guarantees that interest will be credited at an annual equivalent yield that is at least equal to [1.50%]. When a Fixed Annuity is chosen, we will use the applicable current settlement rate to pay benefits. This rate will never be less than the Fixed Annuity Minimum Guaranteed Interest Rate.

Maintenance Fee:

The annual Maintenance Fee is $25. If the Contract's Current Value is $10,000 or greater on the date the Maintenance Fee is to be deducted, the Maintenance Fee will be $0.

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CONTRACT SCHEDULE

INDIVIDUAL RETIREMENT ANNUITY (IRA) AND SIMPLIFIED EMPLOYEE PENSION (SEP) PLAN (continued)

Surrender Fee:

The Surrender Fee will be 0% (zero percent) if the first Net Purchase Payment is an amount rolled over from an existing contract or arrangement offered by the Company or one of its affiliates having no early withdrawal charge that applies to the individual purchasing this Contract. If the existing Company predecessor contract has or once had an early withdrawal charge, the Surrender Fee that applies to this Contract will be determined according to the number of completed Contract Years since the date of initial payment made to the predecessor contract and the date of surrender. If the Right to Cancel provision is invoked, the full rollover amount would be restored to the existing Company contract. For any partial or full surrender, the Surrender Fee will be determined as follows:

Completed Contract Years	Surrender Fee
Less than 2 years 2 or more but less than 3 3 or more but less than 4 4 or more but less than 5 5 or more but less than 6 6 or more but less than 7 7 or more years	6% 5% 4% 3% 2% 1% 0%

No Surrender Fee is deducted from any portion of the Current Value that is paid:

(a)	At the death of the Annuitant before Annuity payments start;

(b)	As a premium for an Annuity under this Contract;

(c)	For a full surrender where the Current Value is equal to $2,500 or less and no surrenders have been taken from the Contract within the prior 12 months;

(d)	Due to an election of a Systematic Distribution Option; or

(e)

In an amount equal to or less than 10% of the Current Value, as part of the first partial surrender request in a calendar year to a Contract Holder who is at least age 59 1/2. The Current Value is calculated as of the date the partial surrender request is received in Good Order at the Company's Home Office. When a Systematic Distribution Option is elected, this provision includes any amounts paid under that election. This provision does not apply to full surrender requests.

Separate Account:

The Separate Account is our Variable Annuity Account C. All of the Funds made available to the Contract Holder are included on the application and in Contract and Fund prospectuses.

Charges to Separate Account:

A daily charge is assessed from any portion of the Current Value allocated to the Separate Account. The deduction is the daily equivalent of an annual percentage that will not exceed 1.50%. Current Separate Account charges are [1.25%] for the Annuity mortality and expense risk and [0.00%] for the administrative charge. Charges are subject to change annually, except for amounts that have been used to purchase an Annuity. The daily charge does not include investment advisory fees and other expenses charged by a Fund investment manager. These fees are disclosed in the applicable Fund prospectus.

The Company will notify the Contract Holder of any change on Separate Account charges.

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CONTRACT SCHEDULE

INDIVIDUAL RETIREMENT ANNUITY (IRA) AND SIMPLIFIED EMPLOYEE PENSION (SEP) PLAN (continued)

The Company will reduce the Separate Account charge by:

(a)	0.10% if ten years have elapsed since the initial Purchase Payment has been made to this Contract and an Annuity Option has not been elected; or

(b)	0.10% if the Current Value in the Contract is greater than $250,000 on the day of the initial Purchase Payment or on any subsequent anniversary.

Table of Minimum Values - Fixed Account:

The values in the below Table only apply to annual Purchase Payments of exactly $1,000 credited to the Fixed Account. Values would be different for other Purchase Payment amounts, if partial surrenders are made, or if the Company adds interest at a rate greater than the Fixed Account Minimum Guaranteed Interest Rate.

The Surrender Value assumes that a Purchase Payment of exactly $1,000 is credited to the Fixed Account at the minimum guaranteed interest rate at the beginning of each Contract Year. The Maintenance Fee and applicable Surrender Fee are deducted.

Table of Minimum Fixed Account Values
Per $1,000 of Net Purchase Payments
Allocated to the Fixed Account

End of Year	Minimum Current Value	Minimum Surrender Value	End of Year	Minimum Current Value	Minimum Surrender Value
1 2 3 4 5 6 7 8 9 10 11 12 13 14 15	$ 990 1,995 3,015 4,050 5,101 6,173 7,266 8,381 9,518 10,703 11,918 13,162 14,438 15,745 17,085	$ 931 1,875 2,864 3,888 4,948 6,049 7,193 8,381 9,518 10,703 11,918 13,162 14,438 15,745 17,085	16 17 18 19 20 25 30 35 40 45 50	$ 18,457 19,865 21,307 22,785 24,300 32,463 41,834 52,693 65,279 79,871 96,787	$18,457 19,865 21,307 22,785 24,300 32,463 41,834 52,693 65,279 79,871 96,787

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